                              Rule 424(b)(3)
                              Registration No. 333-102410

Prospectus Supplement
(to Prospectus dated February 4, 2003)

12211 Plum Orchard Drive, Suite 300
Silver Spring, Maryland 20904
(301) 572-3740

                              March 7, 2003

Dear American Bank Stockholder:

        We are writing at this late date to let you know that at the Special Meeting of stockholders on March 11, 2003, we will adjourn to March 17, 2003 before voting on the holding company reorganization.

        We are taking this action at the request of the Office of Thrift Supervision. On February 7, 2003, we sent you a Notice of Special Meeting of Stockholders and a Proxy Statement/Prospectus describing our proposed reorganization into a holding company structure. On February 24, Barrett Rochman pointed out an error in the Proxy Statement/Prospectus regarding the manner in which you may demand appraisal rights. Specifically, one part of the Proxy Statement/Prospectus stated that you have until twenty days after the meeting to exercise dissenter rights. However, under applicable OTS regulations, you must exercise your appraisal rights before the shareholder vote. Accordingly, we immediately mailed the Prospectus Supplement on February 25. Because OTS regulations require that you have notice of your dissenter rights at least twenty days prior to the meeting, we will adjourn to March 17 before voting on the holding company reorganization.

        Please note that although the Special Meeting will be convened as scheduled on March 11, 2003, no vote will be taken on the reorganization. Instead, the meeting will be adjourned to March 17, 2003 at 9:00 a.m. local time, at the Bank's executive offices, 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904. During the adjournment, shareholders will continue to have to the opportunity to vote by proxy (including the right to revoke any prior proxies) and exercise applicable dissenters' rights.

        Please refer to the Proxy Statement/Prospectus, dated February 4, 2003 and the Prospectus Supplement, dated February 25, 2003, for additional information concerning the Special Meeting and the proposed reorganization.

Sincerely,

Phillip C. Bowman Chief Executive Officer and President